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                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                  UNIVERSAL COMPRESSION HOLDINGS, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"), does hereby certify that:

                  I. The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 1, 1997 under the name of TW Holdings Corporation.

                  II. Restated Certificates of Incorporation were filed with the Secretary of State of the State of Delaware on February 18, 1998 and August 18, 1998, each under the name of Universal Compression Holdings, Inc.

                  III. This Restated Certificate of Incorporation was duly adopted in accordance with Sections 228 and 245 of the General Corporation Law.

                  IV. The text of the Restated Certificate of Incorporation is amended hereby, and is hereby restated, to read in its entirety as herein set forth:

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                           1. The name of the corporation is Universal
         Compression Holdings, Inc. (the "Corporation").

                           2. The address of the Corporation's registered office in the State of Delaware is: 9 East Loockerman Street, Dover, Delaware 19901, County of Kent, Delaware. National Corporate Research, Ltd. is the Corporation's registered agent at that address.

                           3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

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                           4a. Capitalization Generally. The Corporation shall
         have authority to issue (a) 1,000,000 shares of common stock consisting of (i) 994,000 shares of common stock, par value one cent ($.01) per share ("Common Stock"), and (ii) 6,000 shares of non-voting common stock, par value one cent ($.01) per share ("Non-Voting Class A Common Stock") and (b) 5,000,000 shares of preferred stock, par value one cent ($.01) per share ("Preferred Stock").

                           Except as set forth in the following sentence, the Common Stock and the Non-Voting Class A Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters and shall be treated as one class of stock. Except as otherwise required by law, with respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, (i) the holders of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in such holder's name and (ii) the holders of the outstanding shares of the Non-Voting Class A Common Stock shall not be entitled to cast any vote, either by class or in common with the Common Stock, in respect of the outstanding shares of the Non-Voting Class A Common Stock; provided, however, that each holder of Non-Voting Class A Common Stock shall be entitled to convert any and all of the shares of such holder's Non-Voting Class A Common Stock into the same number of shares of Common Stock in the event that shares of Common Stock have been listed on a national securities exchange or are quoted in the National Association of Securities Dealer Automated Quotation System.

                           Shares of Preferred Stock may be issued by the Corporation from time to time in one or more classes or series, with such designations, powers, privileges, preferences and relative, participating, optional or other rights, if any, and such qualifications, limitations or restrictions thereon, as are permitted by law and as the Board of Directors shall from time to time provide for by resolution or resolutions duly adopted, including, without limitation, voting powers, if any (including multiple or fractional votes per share), dividend rights, if any (including dividend preferences or limited or unlimited dividend participation), conversion rights, mandatory or optional redemption rights or restrictions and preferences, on limited or unlimited participation or in the amount to be paid on liquidation, and the Board of Directors is hereby authorized to fix and determine the powers, privileges, preferences and rights of any series of Preferred Stock (including, but not limited to, applicable conversion or redemption rates or prices or dividend rates), and to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.


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                           4b.      Designation for Series A Preferred Stock.

                                    Section 1.  Designation, Number and Ranking.

                                    (a) The shares of such series shall be
                  designated as "Series A Preferred Stock" (the "Series A Preferred Stock"). The number of shares constituting the Series A Preferred Stock shall be 2,000,000, with an initial stated value of $50 per share (the "Stated Value").

                                    (b) The Series A Preferred Stock shall rank
                  senior to the Common Stock and the Non-Voting Class A Common Stock.

                                    Section 2.  Dividends.

                                    No dividends shall accrue or be payable on
                  the Series A Preferred Stock other than as provided in Section 5(b).

                                    Section 3.  Voting Rights.

                                    In addition to any voting rights required by
                  law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

                                    (a) Except as otherwise required by
                  applicable law or by the provisions of paragraph (b) of this
                  Section 3, each share of Series A Preferred Stock shall entitle the holder thereof to one vote, in person or by proxy, at any annual or special meeting of stockholders, on all matters presented to holders of Common Stock generally, voting together as a single class with the holders of the Common Stock. In the event of any change in the number of shares of Common Stock by reason of any stock dividend, cash dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or of any similar change affecting the number of outstanding shares of Common Stock, the voting rights accorded to the holder of each share of Series A Preferred Stock shall be adjusted so that each share of Series A Preferred Stock shall have the same number of votes as each share of Common Stock received upon such event.

                                    (b) Unless the consent or approval of a
                  greater number of shares shall then be required by law, the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class, in person or by proxy, at an annual or special meeting of stockholders called for that purpose (or by written consent), shall be necessary to (i) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation so as to affect adversely any of the preferences, rights, powers or privileges of the Series A Preferred Stock or the holders thereof, and
                  (ii) effect the


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                  consolidation or merger of the Corporation with or into any other person or the sale or other distribution to another person of all or substantially all of the assets of the Corporation, in either case so as to affect adversely any of the preferences, rights, powers or privileges of the Series A Preferred Stock or the holders thereof.

                                    Section 4.  Certain Restrictions.

                                    So long as any share of Series A Preferred
                  Stock shall be issued and outstanding, the Corporation shall not declare, pay or set aside for payment, any dividends on, or make any other distributions with respect to, any shares of Common Stock, Non-Voting Class A Common Stock or other shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock with respect to the payment of dividends or upon liquidation, dissolution or winding up.

                                    Section 5.  Redemption.

                                    (a) The Corporation shall have the right to
                  redeem any or all of the shares of Series A Preferred Stock at any time from time to time for cash at a redemption price of $50 per share. Any such redemption of less than all of the outstanding shares of Series A Preferred Stock shall be effectuated on a pro rata basis.

                                    (b) If within ninety (90) days (the
                  "Redemption Period") of a consolidation, merger of the Corporation with or into any other person, or the sale or other distribution to another person of all or substantially all of the assets of the Corporation, in each case, as a result of which a "Change of Control" has occurred as defined in the Indenture, dated as of February 20, 1998, between the Corporation and United States Trust Company of New York relating to the 11.375% Senior Discount Notes due 2009 of the Corporation, the Corporation has not redeemed such shares of Series A Preferred Stock pursuant to the provisions set forth in this Section 5(b), each share of Series A Preferred Stock shall bear dividend at the rate of 12.0% per annum of the Stated Value thereof effective from the date of such Change of Control. Such dividends on the Series A Preferred Stock shall accrue from day-to-day whether or not earned or declared, and shall be cumulative from the date on which such Change of Control occurs and until such shares have been redeemed as provided herein, and shall be due and payable quarterly in arrears on the last day of March, June, September and December of each year out of funds of the Corporation legally available therefor, provided, however, no such dividend shall be authorized, declared or paid to the extent that to do so would be prohibited by any agreement to which the Corporation is a party.


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                                    Section 6.  Liquidation, Dissolution or
                  Winding Up.

                                    (a) In the event of any voluntary or
                  involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class of stock of the Corporation ranking senior to the Series A Preferred Stock upon liquidation, dissolution or winding-up (such stock being referred to herein as "Senior Stock") in respect of such stock, but before any payment shall be made to the holders of Common Stock or other capital stock of the Corporation ranking junior to the Series A Preferred Stock upon liquidation, dissolution or winding up (such stock being referred to herein as "Junior Stock"), an amount equal to $50 per share, plus all accrued and unpaid dividends thereon, if any. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock and the holders of shares of capital stock of the Corporation ranking on a parity with the Series A Preferred Stock upon liquidation, dissolution or winding up (such stock being referred to herein as "Parity Stock") the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and shares of Parity Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

                                    (b) Neither the consolidation or merger of
                  the Corporation with or into any other person nor the sale or other distribution to another person of all or substantially all the assets of the Corporation, in each case when permitted by Section 3(b), shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

                           5. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended and supplemented from time to time.

                           6. The Board of Directors shall have the power to adopt, amend or repeal By-laws of the Corporation, subject to the right of the stockholders of the Corporation to adopt, amend or repeal any By-law.


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                           7. The Corporation shall, to the fullest extent
         permitted by the General Corporation Law (including, without limitation, Section 145 thereof), as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under the General Corporation Law. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled whether as a matter of law, under any By-law of the Corporation, by agreement, by vote of stockholders or disinterested directors of the Corporation or otherwise.

                           8. The election of directors of the Corporation need not be by written ballot, unless the By-laws of the Corporation otherwise provide.

                  V. This Restated Certificate of Incorporation was duly adopted by the board of directors of the Corporation in accordance with Section 245 of the General Corporation Law and by the written consent of holders of a majority of the outstanding stock of the Corporation in accordance with Section 228 of the General Corporation Law.


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                  IN WITNESS WHEREOF, the Corporation has caused this
Certificate to be signed by Ernie Danner, its Chief Financial Officer, this __th day of September, 1998.

                                            UNIVERSAL COMPRESSION HOLDINGS, INC.

                                            By:        /s/ Ernie Danner
                                                --------------------------------
                                                Name:  Ernie Danner
                                                Title:  Chief Financial Officer


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